Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

89bio, Inc.:

We consent to the use of our report dated March 24, 2021, with respect to the consolidated balance sheet of 89bio, Inc. as of December 31, 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

March 24, 2021